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For Release:      Immediate
Contact:          Mark Romig        (504) 581-7195, ext. 211

                  JCC HOLDING COMPANY FILES FOR REORGANIZATION

         JCC Holding Company ("JCC") announced today that it filed a petition for Chapter 11 reorganization in New Orleans in the Bankruptcy Court for the Eastern District of Louisiana. This filing has been expected as a part of JCC's attempts to reorganize the company's debt and capital structure in conjunction with JCC's request for a reduction in the $100 million minimum annual payment to the State of Louisiana and relief from certain operating restrictions. The timing of this filing was the result of the need to conclude this reorganization process prior to March 31, 2001 to meet certain obligations imposed by JCC's casino operating contract with the State of Louisiana.

         JCC's Harrah's New Orleans Casino remains open and will continue operations during the bankruptcy proceedings. No disruptions in employment or operations are expected during these proceedings unless the relief sought by JCC is not obtained and a bankruptcy plan cannot be timely approved and consummated by March 31, 2001.

         Jazz Casino Company, LLC, a subsidiary of JCC Holding Company, has the exclusive license to own and operate the only land-based casino in Orleans Parish. Harrah's New Orleans Management Company, a subsidiary of Harrah's Entertainment has the contract with Jazz Casino Company to manage the casino. The casino directly employs approximately 3,000 people earning wages, benefits and tips of over $100 million annually. The 100,000 square foot casino is located at Canal Street at the Mississippi River in downtown New Orleans and is adjacent to the French Quarter, the Aquarium of the Americas and the Ernest N. Morial Convention Center.

         Statements in this press release that are not historical fact, including particular statements about JCC Holding Company and Harrah's New Orleans Management Company efforts in connection with a plan to return the company to financial stability are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Management cautions that the future performance of JCC Holding Company involves certain risks and uncertainties, and that JCC Holding Company's actual results could differ materially from those expressed in any of its forward-looking statements as a result of certain factors including, without limitation, JCC Holding Company's ability to identify and control variable costs, successfully implement a financial restructuring plan, any regulatory action and other factors that are contained in documents that JCC Holding Company files with the U.S. Securities and Exchange Commission.

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